Exhibit 99.0

Joel Hatlen	Darrow Associates, Inc.
Chief Operating and Financial Officer	Jordan Darrow
Data I/O Corporation 6645 185th Ave. NE, Suite 100	(512) 551-9296 jdarrow@darrowir.com
Redmond, WA 98052
(425) 881-6444

Data I/O Reports Fourth Quarter 2019 Results

Leadership Extended in Automotive Electronics and Security Deployment -- Targeting Large and High Growth Markets

Redmond, WA, Tuesday – March 3, 2020 -- Data I/O Corporation (NASDAQ: DAIO), the leading global provider of advanced data and security deployment solutions for flash, flash-memory based intelligent devices and microcontrollers, today announced financial results for the fourth quarter ended December 31, 2019.

Fourth Quarter 2019 Highlights
●
Net sales of $5.9 million; bookings of $6.9 million
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Gross margin as a percentage of sales of 55.9%
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Net loss of ($496,000) or ($0.06) per share. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)*, excluding equity compensation, of ($67,000)
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Cash & Equivalents of $13.9 million; no debt
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Automotive electronics, advanced programming and secure provisioning leadership
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New PSV2800 received major awards since introduction in October 2019
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Recognized by customers with 2020 Circuits Assembly Service Excellence Award in the Device Programming Equipment category
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Extended programming technology leadership with launch of machine learning-based automated teach capability & 4x programming performance improvement for UFS
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Growth in SentriX® devices provisioned, device types supported, and design wins

Full Year 2019 Highlights
●
Net sales of $21.6 million; bookings of $22.5 million
●
Gross margin as a percentage of sales of 58.2%
●
Net loss of ($1.2) million or ($0.14) diluted earnings per share. Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA)*, excluding equity compensation, of $830,000
●
Automotive Electronics represented 60% of bookings for 2019
●
Repurchased 302,000 shares in 2019 (404,00 shares in total) to complete $2 million buyback authorized in October 2018
●
Ended year with 5 system deployments, 12 partners and 10 supported devices for SentriX secure provisioning platform

*Adjusted EBITDA is a non-GAAP financial measure. A reconciliation is provided in the tables of this press release.

Management Comments

Commenting on the fourth quarter and year ended December 31, 2019, Anthony Ambrose, President and CEO of Data I/O Corporation, said, “2019 was a challenging year for the business, due to a downturn in automotive electronics and structural changes in the global supply chain. We sustained our first loss in 6 years due to a downturn in orders combined with increased investments in security. Fourth quarter revenue increased 54% compared to the 2019 third quarter as bookings increased to their highest level in five quarters.

“As the market leader, we plan to invest for the long term to enhance and extend our leadership position. We continue to value long term growth over short-term GAAP profitability. Our strong cash position combined with our long-term view of the market gives us the financial flexibility to make these decisions.

“Throughout 2019 we bolstered our technology suite with innovations that have been recognized globally. At the cornerstone of our strategy is the PSV family of high-speed programming systems which have been met with worldwide acceptance as deployments increased to nearly 300 globally in 2019. Only a few months after the October 2019 launch of the PSV2800 for ultra-fast performance, we were awarded the 2020 NPI Award in the category of Device Programming at the IPC APEX EXPO trade show held in San Diego in February 2020. Earlier, we received the 2019 Global Technology Award in the category of Programming in Munich, Germany, among other industry awards ranging from products to customer support during the year.

“We continue to make great strides with our SentriX Platform, a highly flexible cost-effective security provisioning and data programming deployment system for authentication devices, secure elements and secure microcontrollers. Device supports increased throughout the year along with design wins and a broadening of our sales funnel and customer engagements.

“Regarding the coronavirus impact, our global workforce has no reported incidence of contraction and our China-based team was required to close for an additional week and follow recommended best practices in accordance with government mandates. We have been up and running in China since February 9 and are delivering products. The situation is highly fluid and changeable, but at this time we believe our multi-sourced supply chain will see minimal impact from business interruption in the short term.

“On the demand creation side, we are seeing impacts from the coronavirus, primarily in Asia as the sales process has slowed, and business travel has been restricted. In Europe, we saw impacts to demand creation as the Mobile World Congress trade show was cancelled and we made the decision to pull out of the Embedded World trade show the same week. Whether this is a one quarter deferral, as we saw with tariffs in the third quarter of last year, or a longer-term impact remains to be seen.

“While possessing a strong balance sheet with no debt, we have positioned the Company for growth. We will be vigilant on our management of short terms risks while maintaining our long-term growth focus.”

Financial Results

Net sales in the fourth quarter of 2019 were $5.9 million, as compared with $7.9 million in the fourth quarter of 2018. The year-over-year decline in sales was a result of a cyclical downtrend in the industry that began at the end of 2017 and demand impacted by international trade and geopolitical issues in 2019. Sequential quarterly revenues increased by 54.1% from $3.8 million in the third quarter of 2019 with an improvement in orders from the automotive electronics sector. For all of 2019, net sales were $21.6 million, down 26.2% from $29.2 million in 2018.

For the 2019 fourth quarter, gross margin as a percentage of sales was 55.9%, as compared to 58.2% in the fourth quarter of 2018. The fourth quarter gross margin was primarily impacted by fixed costs being spread over lower revenue and tariffs increasing on US and China trade in 2019. For all of 2019, gross margin was 58.2%, compared to 59.4% for the prior year, with an estimated reduction of 160 basis points in 2019 resulting from increased tariffs.

Total operating expenses in the fourth quarter of 2019 were $3.6 million, down from $3.8 million in the 2018 period. We continue to invest in research and development and SentriX.

An operating loss of ($342,000) for the fourth quarter of 2019 compares to operating income of $744,000 for the fourth quarter of 2018. Net loss in the fourth quarter of 2019 was ($496,000), or ($0.06) per share, compared with net income of $648,000, or $0.08 per diluted share, in the fourth quarter of 2018. For the full year, an operating loss of ($1.3) million in 2019 compared with operating income of $1.7 million for 2018. For the year, net loss in 2019 was ($1.2) million, or ($0.14) per diluted share, as compared with net income in 2018 of $1.6 million, or $0.19 per diluted share. Included in annual net income are foreign currency transaction gains of $5,000 for 2019 and $103,000 for the prior year.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) was ($327,000) in the fourth quarter of 2019, compared to EBITDA of $880,000 in the fourth quarter of 2018. Adjusted EBITDA, excluding equity compensation, was ($67,000) in the fourth quarter of 2019, compared to adjusted EBITDA of $1.2 million in the fourth quarter of 2018. For all of 2019, EBITDA was ($341,000), compared to $2.8 million for 2018, while Adjusted EBITDA, excluding equity compensation, was $830,000 in 2019 compared to $4.0 million in 2018.

Bookings in the fourth quarter of 2019 were $6.9 million, compared to $6.5 million in the fourth quarter of 2018 and $4.3 million in the third quarter of 2019. Bookings for all of 2019 were $22.5 million, down from $27.0 million in 2018. Backlog at December 31, 2019 was $2.9 million, as compared with $1.7 million at September 30, 2019 and $1.9 million at December 31, 2018.

Data I/O’s financial condition remains strong with cash of $13.9 million at December 31, 2019, as compared with $15.2 million at September 30, 2019 and $18.3 million at December 31, 2018. The Company had net working capital of $18.5 million at December 31, 2019, a slight improvement from $18.4 million at September 30, 2019 and down from $21.1 million at the end of 2018. The Company continues to have no debt.

Conference Call Information

A conference call discussing the fourth quarter ended December 31, 2019, financial results will follow this release today at 2 p.m. Pacific Time/5 p.m. Eastern Time. To listen to the conference call, please dial 412-902-6510. A replay will be made available approximately one hour after the conclusion of the call. To access the replay, please dial 412-317-0088, access code 10139179. The conference call will also be simultaneously webcast over the Internet; visit the Webcasts and Presentations area within the Investor Relations section of the Data I/O Corporation website at www.dataio.com to access the call from the site.  This webcast will be recorded and available for replay on the Data I/O Corporation website approximately one hour after the conclusion of the conference call.

About Data I/O Corporation

Since 1972 Data I/O has developed innovative solutions to enable the design and manufacture of electronic products for automotive, Internet-of-Things, medical, wireless, consumer electronics, industrial controls and other electronic devices. Today, our customers use Data I/O security deployment and programming solutions to reliably, securely, and cost-effectively bring innovative new products to life. These solutions are backed by a global network of Data I/O support and service professionals, ensuring success for our customers.

Learn more at dataio.com

Forward Looking Statement and Non-GAAP financial measures

Statements in this news release concerning economic outlook, coronavirus impact, expected revenue, expected margins, expected savings, expected results, orders, deliveries, backlog and financial positions, as well as any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements. These factors include uncertainties as to the ability to record revenues based upon the timing of product deliveries, installations and acceptance, accrual of expenses, coronavirus related business interruptions, changes in economic conditions and other risks including those described in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA excluding equity compensation, should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s results and facilitate the comparison of results.

- tables follow -

DATA I/O CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(UNAUDITED)

	Three Months EndedDecember 31,		Twelve Months EndedDecember 31,
	2019	2018	2019	2018

Net Sales	$5,868	$7,857	$21,568	$29,224
Cost of goods sold	2,588	3,284	9,018	11,868
Gross margin	3,280	4,573	12,550	17,356
Operating expenses:
Research and development	1,583	1,811	6,451	7,361
Selling, general and administrative	2,039	2,018	7,377	8,257
Total operating expenses	3,622	3,829	13,828	15,618
Operating income(loss)	(342)	744	(1,278)	1,738
Non-operating income:
Interest income	6	11	53	37
Gain on sale of assets	4	15	64	19
Foreign currency transaction gain (loss)	(185)	(98)	5	103
Total non-operating income	(175)	(72)	122	159
Income(loss) before income taxes	(517)	672	(1,156)	1,897
Income tax (expense) benefit	21	(24)	(31)	(291)
Net income(loss)	$(496)	$648	$(1,187)	$1,606

Basic earnings(loss) per share	$(0.06)	$0.08	$(0.14)	$0.19
Diluted earnings(loss) per share	$(0.06)	$0.08	$(0.14)	$0.19
Weighted-average basic shares	8,212	8,431	8,247	8,378
Weighted-average diluted shares	8,212	8,509	8,247	8,514

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DATA I/O CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(UNAUDITED)

	December 31, 2019	December 31, 2018

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,936	$18,343
Trade accounts receivable, net of allowance for
doubtful accounts of $80 and $75, respectively	4,099	3,771
Inventories	5,020	5,185
Other current assets	924	621
TOTAL CURRENT ASSETS	23,979	27,920

Property, plant and equipment – net	1,668	1,985
Income tax receivable	640	598
Other assets	1,994	220
TOTAL ASSETS	$28,281	$30,723

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,151	$1,755
Accrued compensation	1,541	2,872
Deferred revenue	1,387	1,392
Other accrued liabilities	1,372	789
Income taxes payable	31	47
TOTAL CURRENT LIABILITIES	5,482	6,855

Operating lease liabilities	1,178	-
Long-term other payables	91	511

COMMITMENTS	-	-

STOCKHOLDERS’ EQUITY
Preferred stock -
Authorized, 5,000,000 shares, including
200,000 shares of Series A Junior Participating
Issued and outstanding, none	-	-
Common stock, at stated value -
Authorized, 30,000,000 shares
Issued and outstanding, 8,212,748 shares as of December 31,
2019 and 8,338,628 shares as of December 31, 2018	18,748	19,254
Accumulated earnings	2,508	3,695
Accumulated other comprehensive income	274	408
TOTAL STOCKHOLDERS’ EQUITY	21,530	23,357
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$28,281	$30,723

DATA I/O CORPORATION
NON-GAAP FINANCIAL MEASURE RECONCILIATION

	Three Months EndedDecember 31,		Twelve Months EndedDecember 31,
	2019	2018	2019	2018
(in thousands)
Net Income(loss)	$(496)	$648	$(1,187)	$1,606
Interest (income)	(6)	(11)	(53)	(37)
Taxes	(21)	24	31	291
Depreciation and amortization	196	219	868	955
EBITDA earnings(loss)	$(327)	$880	$(341)	$2,815

Equity compensation	260	298	1,171	1,230
Adjusted EBITDA earnings(loss),
excluding equity compensation	$(67)	$1,178	$830	$4,045